Exhibit 6.6

HOMEUNION, INC.

September 13, 2013

Don Ganguly

15 Ivy Glenn

Irvine, CA 92620

Re:	Offer of Employment

Dear Mr. Ganguly:

I am pleased to offer you employment with HomeUnion, Inc., a Delaware corporation (the “Company”). Once signed by you, this Offer Letter will confirm your acceptance of the following terms and conditions:

1.          Your title will be Chief Executive Officer, reporting to the Board of Directors. Your duties and responsibilities will include setting strategic direction and running day to day operations of the Company, and such other duties as shall be assigned to you from time to time by the Board of Directors.

2.          Your employment is to begin effective as of September 13, 2013.

3.          You will receive a base salary/wage of $175,000 per year (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies. You will also receive paid vacation, and the other benefits that the Company provides, if any, to comparable employees in accordance with the Company’s policies and procedures.

4.          In addition to your Base Salary, you will be able to participate in the Company’s incentive bonus plan. The bonus amount is fully discretionary, based on your performance, the Company’s performance and other business factors, as determined by the Company’s Board of Directors, in its sole discretion.

5.          This is a full time position, and you will be expected to devote substantially all of your working time and ability to the performance of your duties.

6.          Your employment with the Company is “at-will” and, therefore, is not guaranteed for any specific duration. This provision for “at-will” employment supersedes all prior agreements and understandings concerning termination of employment, whether oral, written, or implied, and it can be changed or revoked only in a writing signed by you and the Chief Executive Officer or President of the Company.

7.          In addition to the salary package described above, you will be reimbursed for any Company-approved and IRS permitted out-of-pocket expenses (other than Company-approved expenses which are charged by you), in accordance with our policies.

8.          You agree to sign and abide by the Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A (“EPIIA”) and must be signed and returned by you before any employment relationship will be effective.

9.          You also agree to comply with the Company’s rules, policies and procedures as they are issued from time to time by the Company.

Don Ganguly

September 13, 2013

10.         Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and fill out a form 1-9 as required by federal immigration laws.

11.         This Offer Letter will be governed by and construed in accordance with the laws of the State of California. You and the Company expressly consent to personal jurisdiction and venue in Orange County, California, or the state and federal courts for Orange County, the location of the Company’s principal place of business is located, for any lawsuit filed there arising from or related to this Offer Letter. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

12.         All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. Your signature constitutes your agreement with the Company’s employment terms and conditions, including the provisions of the EPIIA.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me as soon as possible.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

HomeUnion, Inc.

		By:	/s/ Ravi Renduchintala
		Name:	Ravi Renduchintala
		Title:	President and Chief Operating Officer

I agree to the terms stated in this letter

Name:	Don Ganguly
Dated:

Don Ganguly

September 13, 2013

10.         Before commencing employment, you must provide proof of your identity and authorization to work in the United States, and fill out a form 1-9 as required by federal immigration laws.

11.         This Offer Letter will be governed by and construed in accordance with the laws of the State of California. You and the Company expressly consent to personal jurisdiction and venue in Orange County, California, or the state and federal courts for Orange County, the location of the Company’s principal place of business is located, for any lawsuit filed there arising from or related to this Offer Letter. The validity or unenforceability of any provision of this Offer Letter, or any terms hereof, shall not affect the validity or enforceability of any other provision or term of this Offer Letter.

12.         All payments made pursuant to this Offer Letter shall be subject to withholding of applicable income and employment taxes. Your signature constitutes your agreement with the Company’s employment terms and conditions, including the provisions of the EPIIA.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me as soon as possible.

On behalf of the Company, I am very pleased to make this offer and look forward to you joining our team.

Very truly yours,

HomeUnion, Inc.

		By:	/s/ Ravi Renduchintala
		Name:	Ravi Renduchintala
		Title:	President and Chief Operating Officer

I agree to the terms stated in this letter

/s/ Don Ganguly
Name:	Don Ganguly
Dated:

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION

AND INVENTIONS AGREEMENT

[See Tab 28]